Exhibit 10.31

MEMORANDUM
From the desk of: Mike Willson
Date: September 30, 2002
To: GGOB (Great Game of Business) Committee
Re: GGOB Purpose and Bonus Plan Description
Statement of Purpose:
     To help our employees to think and act like owners and to promote improvements in communications and processes in a spirit of cooperation to make SOI a better company.
Goals:
1.	To provide a forum for employees to bring forth ideas without concern for repercussions that sometimes exist via more traditional paths.

2.	To promote employees as agents for change by incorporating their input.

3.	To uncover ideas that can help SOI:
a.	Be more efficient (doing more faster, doing it right the first time)

b.	Reduce costs

c.	Provide more accurate service

d.	Avoid cost increases

e.	Improve accuracy in our costs (e.g. getting EE’s in proper WC classes)

f.	Improve communications between departments

g.	Improve work processes within and between departments.
Bonus Plan:
1.	Eligible employees – All employees at the company headquarters who are not eligible for sales or CS commissions.

2.	Waiting period for new employees – Employees become eligible to participate on the first day of the month following their initial 90 days of employment. If this date is in the middle of a quarter they will receive a pro-rata share for that quarter.

3.	Must be Present to Win – Employees must be actively employed by the company on the date of payment to be eligible to receive a GGOB bonus unless, at the sole discretion of the Senior Management team, there are extenuating circumstances that warrant a waiver of this provision.

4.	Amount – The annual potential total is 3.6% of base wages for hourly, 4.8% for salaried employees.

5.	Basis – The GGOB bonus is based upon company YTD EBIT. No bonus is paid if YTD EBIT is less than 80% of Budget. Between 80% and 100% actual results vs. Budget, the bonus amount will be equal to the pro-rata portion. For example at 90% actual results, 50% of the Bonus is payable.

6.	Quarterly Calculation – The company YTD EBIT vs. Budget will be calculated after each quarter end. 10% of the amount of annual bonus will be paid after first quarter, 20% after second quarter, 30% after third quarter, and 40% after fourth quarter. For example, at 90% actual EBIT results after second quarter the YTD bonus amount would be calculated as 90% x (20%+10%) x (3.6% or 4.8% of annual salary). The amount paid would be this result less the actual amount paid after the end of the first quarter.

7.	No Refund Required – If the YTD EBIT vs. Budget calculation results in a lower YTD bonus amount than the amounts already paid out in previous quarters, employees will not be required to return to the company the previous GGOB bonus payments received.

8.	Timing of Payments – GGOB payment will generally be made between 15 days and 45 days after each quarter end.

9.	Management Discretion – The GGOB Bonus is not intended to be an entitlement. At the sole discretion of the Senior Management team any employee may be deemed ineligible from participation at any time, or for any portion of any year, due to any reason the team deems relevant, including, but not limited to, job performance, project performance, teamwork participation, personal conduct while at work, department performance, and company performance.